EXHIBIT 99.2

Gateway Financial Holdings Authorizes Stock Buyback

VIRGINIA BEACH, Va., April 30, 2007 (PRIME NEWSWIRE) -- Gateway Financial Holdings, Inc. (Nasdaq:GBTS), the holding company for Gateway Bank & Trust Co., announced that its board of directors has approved a plan to repurchase up to 500,000 shares of its common stock beginning in June 2007. The company will buy the shares in accordance with Securities and Exchange Commission rules and intends to purchase the shares periodically. The shares purchased pursuant to the plan will be retired. The company also intends to enter into a 10b5-1 plan with respect to the stock repurchases.

Commenting on the stock repurchase plan approval, D. Ben Berry, Chairman, President and CEO of Gateway Financial Holdings, stated, "We are not approving a stock repurchase plan to leverage our company. We are approving a stock repurchase plan because the board believes that our stock is undervalued."

As of March 31, 2007, Gateway Financial Holdings, Inc. had 10,990,371 shares of its common stock issued and outstanding.

About the Company

Gateway Financial Holdings, Inc. is the holding company of Gateway Bank & Trust Co., a full-service community bank with a total of 24 offices - 13 in Virginia: Virginia Beach (7), Chesapeake (3), Suffolk, Norfolk and Emporia; and 11 in North Carolina: Elizabeth City (3), Edenton, Kitty Hawk (2), Moyock, Nags Head, Plymouth, Roper and Raleigh and a private banking center in Raleigh, North Carolina. Gateway Bank & Trust Co. also provides insurance through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary, and mortgage banking services through its Gateway Financial Mortgage, Inc. subsidiary. Gateway Financial Holdings' common stock is listed on the Nasdaq Global Market under the trading symbol "GBTS." Additional information about Gateway Financial Holdings is available on its website at www.gwfh.com.

This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the company's results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.

CONTACT:  Gateway Financial Holdings, Inc.
          D. Ben Berry, Chairman, President and CEO
          Ted Salter, Senior VP and CFO
          757-422-8004